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                                                                      Exhibit 11



                      Ford Motor Company and Subsidiaries

          COMPUTATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE
        IN ACCORDANCE WITH OPINION 15 OF THE ACCOUNTING PRINCIPLES BOARD





                                                  1994                           1993                          1992
                                     ------------------------------ -----------------------------   -----------------------------
                                                       Income                          Income                         (Loss)
                                                    Attributable                    Attributable                   Attributable
                                     Avg. Shares      to Common     Avg. Shares       to Common     Avg. Shares      to Common
                                      of Common   and Class B Stock  of Common   and Class B Stock   of Common   and Class B Stock
                                     and Class B  ----------------- and Class B  -----------------  and Class B  -----------------
                                        Stock               Per        Stock                 Per      Stock                 Per
                                     Outstanding  Total    Share    Outstanding  Total      Share  Outstanding  Total      Share
                                     -----------  -----    -------  -----------  -----      -----  -----------  ------     -----
                                       (Mils.)    (Mils.)              (Mils.)   (Mils.)             (Mils.)    (Mils.)
Preliminary Earnings Per
 Share Calculation                      1,010    $5,021     $4.97       986      $2,241     $2.27      974     $(7,594)   $(7.81)

 I. Primary Earnings Per Share
    --------------------------

    . Assuming exercise of
       options                             45                            46                             24
    . Assuming purchase of shares
       with proceeds of options           (27)                          (28)                           (14)
    . Uncommitted ESOP shares              (5)                            -                              -
    . Assuming issuance of shares
       contingently issuable                2                             2                              2
                                        -----                         -----                            ---
        Net Common Stock
          Equivalents                      15                            20                             12
                                        -----                         -----                            ---

    Primary Earnings Per Share
     Calculation                        1,025    $5,021     $4.90a/   1,006      $2,241     $2.23a/    986     $(7,594)   $(7.81)a/
                                        =====    ======     =====     =====      ======     =====      ===     =======    ======

II. Fully Diluted Earnings Per Share
    --------------------------------

    Primary Earnings Per Share
     Calculation                        1,025    $5,021     $4.90a/   1,006      $2,241     $2.23a/    986     $(7,594)   $(7.81)a/

    . Assuming conversion of
       convertible preferred stock        150       193b/               150         193b/              150         193b/

    . Reduction in shares assumed
       to be purchased with option
       proceedsc/                           0                             4                              2
               -                        -----    ------               -----      ------              -----     -------

    Fully Diluted Earnings Per
       Share Calculation                1,175    $5,214     $4.44     1,160      $2,434     $2.10    1,138     $(7,401)   $(7.81)a/
                                        =====    ======     =====     =====      ======     =====    =====     =======    ====== -

- - - - - -
a/ The effect of common stock equivalents and/or other dilutive securities was anti-dilutive or not material in this period; therefore, the amount presented on the income statement is the Preliminary Earnings Per Share Calculation.
b/ Reflects the elimination of preferred dividends upon conversion.
c/ Incremental effect of dividing assumed option proceeds by the ending price, rather than the average price, of Common Stock for each period when the ending price exceeds the average price.


Share data have been restated to reflect the 2-for-1 stock split that became effective June 6, 1994.